Exhibit 99.1

5000 Philadelphia Way • Lanham • Maryland • 20706-4417 • U.S.A.

Telephone: 301.731.4233 • Fax: 301.731.9606 • Internet: sales@integ.com • Web: http://www.integ.com

FOR IMMEDIATE RELEASE

CONTACT:	MEDIA CONTACT:
William M. Bambarger, Jr.	Shany Seawright
Chief Financial Officer	Strategic Communications Group
Integral Systems, Inc.	Phone: 240-485-1081
Phone: 301-731-4233, Ext. 1244	sseawright@gotostrategic.com
Fax: 301-731-3183 www.integ.com

Integral Systems Repurchases Outstanding Common Stock

Board approves $22.4 million private repurchase of 1,064,972 shares of Integral Systems Inc. common stock

Lanham, Md., March 3, 2008 — Integral Systems, Inc. (NASDAQ-ISYS) (“Company”) today reported that it has entered into a definitive stock repurchase agreement with Fursa Alternative Strategies, LLC (“Fursa”) to repurchase 1,064,972 shares of the Company’s common stock that Fursa beneficially owns on behalf of its affiliated investment funds and separately managed accounts over which it exercises discretionary authority at $22.00 per share. The repurchase represents 11% of the Company’s common stock outstanding and Fursa’s entire ownership interest in the Company. The Company will have 8,375,550 outstanding shares of common stock after the repurchase, which the Company expects to close in the near future. The Company will use a portion of its cash on hand to purchase the stock.

The Company also announces the resignation of William F. Harley III from the Company’s Board of Directors, effective February 25, 2008. Mr. Harley is President and Chief Investment Officer of Fursa and stated in his resignation letter that he has no disagreements with the remaining board members.

“The repurchase, which is being done at a discount to recent market prices, is consistent with our commitment to enhance shareholder value through the opportunistic use of our assets”, commented William Bambarger, the Company’s Chief Financial Officer. “In addition, this private purchase will remove a significant block of stock from the market and should benefit all shareholders.”

CEO, Alan Baldwin commented, “This repurchase further demonstrates our confidence in Integral’s long-term business prospects.” Mr. Baldwin added, “We have considerable cash and credit available even after this transaction to continue our growth initiatives, which include investments in research and development projects and potential acquisitions.”

As a result of this transaction, the Company expects increased earnings per share and will be revising its earnings per share estimates for the current fiscal year concurrent with reporting the Company’s second quarter results in late April. Management is undergoing an extensive financial projection effort for the remainder of the fiscal year and the Company expects to continue its positive financial performance.

About Integral Systems

Founded in 1982, Integral Systems is a leading provider of satellite ground systems and has supported over 205 different satellite missions for communications, science, meteorological, and earth resource applications. Integral Systems was the first company to offer an integrated suite of COTS (Commercial Off-the-Shelf) software products for satellite command and control: the EPOCH IPS product line. EPOCH IPS has become the world market leader in commercial applications with successful installations on five continents.

Through its wholly-owned subsidiary, SAT Corporation, Integral Systems provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. Through its Newpoint Technologies, Inc., subsidiary, Integral Systems also provides software for equipment monitoring and control to satellite operators and telecommunications firms. Integral Systems’ RT Logic subsidiary builds telemetry processing systems for military applications, including tracking stations, control centers, and range operations. Integral Systems’ Lumistar, Inc., subsidiary provides system- and board-level telemetry acquisition products. Integral Systems has approximately 500 employees working at its headquarters in Lanham, MD, and at other locations in the U.S. and Europe. For more information, visit http://www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to the Company’s financial projections, all of which are based on the Company’s current expectations. There can be no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements contained in this news release are subject to additional risks and uncertainties, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.